EXHIBIT 10.3

Diebold Nixdorf, Incorporated
5995 Mayfair Road
N. Canton, Ohio
United States
March [], 2017
Dr. Ulrich Näher
Brunhildenstraße 8
80639 München

Dear Ulrich:
We at Diebold Nixdorf, Inc. (“Diebold Nixdorf” and together with its affiliates, the “Diebold Nixdorf Group”) are pleased to offer you certain terms of employment and to set forth the following group-wide compensation targets with the Diebold Nixdorf Group in acknowledgement of your appointment as Senior Vice President - Systems of Diebold Nixdorf, Incorporated and designation as an executive officer of Diebold Nixdorf for purposes of Section 16 of the Securities and Exchange Act of 1934 as well as your various other roles and responsibilities within the Diebold Nixdorf Group, including those which you may assume in future.

Responsibilities and Duties
As an executive officer of Diebold Nixdorf the responsibilities in your positions within the Diebold Nixdorf Group include the authority to make or influence policy-making functions within the Diebold Nixdorf Services organization, as contemplated under Section 16 of the Securities and Exchange Act of 1934, it being understood that while you are serving as a member of the management board of Diebold Nixdorf AG (the “Company”) on average approximately 25% of your working time will be allocated to rendering of services as a member of the management board of the Company.
In countersigning this letter and subject to the preceding paragraph you acknowledge and agree that Diebold Nixdorf may, upon reasonable request, assign to you a corresponding leadership position with any legal entity of the Diebold Nixdorf Group domiciled in Western Europe, e.g., by accepting an appointment as a management board member or a managing director of a general partner of Diebold Holding Germany Inc. & Co. KGaA; it being understood that (i) your obligation to accept any such assignment is subject to the consent of the supervisory board of the Company and (ii) Diebold Nixdorf will not ask you to move to another country in the context of assuming such leadership function and that from the perspective of Diebold Nixdorf the management functions associated with such appointment can be performed predominantly from Paderborn, Germany. Accordingly and upon such assignment, you agree to render management services to the applicable Diebold Nixdorf Group entity at terms equivalent to your then-current service agreement with Diebold Nixdorf AG (the “Company”), dated March 10, 2016 and amended from time to time (the “Service Agreement”), and the terms of employment set forth herein. Assuming such leadership position may include to resign as a management board member of the Company, to the extent that you have agreed to the terms and conditions of such an assignment and the Supervisory Board of Diebold Nixdorf AG has approved the resignation.

Remuneration and Incentives
Effective from _________ 2017 (the “Effective Date”), and in each case as approved by the Diebold Nixdorf Compensation Committee of its Board of Directors and the supervisory board of the Company, you will be set to receive the following compensation:
(1) Your annual total fixed salary to be received from entities of the Diebold Nixdorf Group (including, for the avoidance of doubt, the Company) shall be EUR 470.000.

(2)
You shall be eligible to receive from entities of the Diebold Nixdorf Group (including, for the avoidance of doubt, the Company) a short-term incentive cash award for 2017 under Diebold Nixdorf’s Annual Cash Bonus Plan and/or any other incentive program established by entities of the Diebold Nixdorf Group based on the approved targets for the Annual Incentive Plan of 100% of fixed salary and which will include defined threshold and maximum performance levels, and

(3) You shall be eligible to receive a long-term equity award in 2017 based on a value of 150% of your fixed base salary, under Diebold Nixdorf’s 1991 Amended and Restated Equity Performance and Incentive Plan and/or any other incentive program established by entities of the Diebold Nixdorf Group (including, for the avoidance of doubt, the Company).
(4) To the extent tax applicable to your overall remuneration for services rendered for entities of Diebold Nixdorf Group under, or based on, this letter (including, for the avoidance of doubt, remuneration under you Service Agreement) exceeds the amount of tax that would be applicable to such overall remuneration if it were to be taxable solely in Germany as income of a management board member in Germany, Diebold Nixdorf agrees to indemnify you from and against any such exceeding tax liabilities on an after tax basis that are incurred by you after the date of your appointment as an executive officer.
Senior Leadership Severance Plan (SLSP)
Effective as of the date of countersigning this letter by you and provided that you have waived the severance provision in section 9 para (5)d) of your Service Agreement as existent in January 2017, you shall be subject to and eligible under the Diebold Nixdorf SLSP (or its functional equivalent at such time), as it may be amended or modified from time to time. For a one year transition period commencing on the date of countersigning this letter by you, however, your severance shall be calculated also taking into account section 9 para (5)d) of your Service Agreement as existent in January 2017. The amount so calculated based on your Service Agreement will be compared to the amount calculated using the SLSP formula and your then current on target earnings as defined in the SLSP. For this one year only, to the extent eligible for severance, you shall receive the greater of the two calculations.
Conflicts of Interest
The provisions of the Executive Services Agreement concluded between Diebold Nixdorf and the Company as of August 15, 2016 as amended from time to time (the “Executive Services Agreement”) are incorporated by reference herein and apply mutatis mutandis to your rights and obligations in the event of any actual or perceived conflict of interest arising in connection with his various roles within the Diebold Nixdorf Group.

Interpretation
Any remuneration received and any eligibility for incentive payments under your Service Agreement which relate to times for which you are also entitled to remuneration and incentives as set forth under “Remuneration and Incentives” above shall count towards the respective group-wide remuneration targets as set forth above; it being understood, for the avoidance of doubt, that any future payments under Section 4(1) (fixed salary) of the Service Agreement will count towards the remuneration as set forth above under No. 1 and any future incentive grants under Sections 4(4) (short term-incentives) and 4(5) (long-term incentives) of your Service Agreement will count towards the incentives as defined under No. 2 and No. 3 above, respectively. In signing this letter, you accept this letter as an offer within the meaning of Section 9 para. 3 of the Executive Services Agreement.

North Canton, this __ _____ 2017 [DN Signer]	Paderborn, this 30.03. 2017 Dr. Ulrich Näher